AGREEMENT AND PLAN OF MERGER

dated as of January 23, 2007

by and between

U.S. ENERGY CORP., a Wyoming corporation,

and

CRESTED CORP., a Colorado corporation

TABLE OF CONTENTS

                                                                                                                                                                                                                                                       Page

ARTICLE 1	THE MERGER	3
1.1	The Merger	3
1.2	Closing	3
1.3	Effective Date	4
1.4	Effects of the Merger	4
1.5	Effect on Capital Stock	4
1.6	Stock Options, and Equity and Other Compensation Plans and Benefits	5
1.7	Exchange Of Certificates	5
1.8	Taking of Necessary Action; Further Action	7
ARTICLE 2	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	8
2.1	Organization	8
2.2	Capital Stock of the Company	9
2.3	Authority Relative to this Agreement	9
2.4	SEC Reports and Financial Statements	10
2.5	Certain Changes	11
2.6	Litigation	11
2.7	Disclosure in Proxy Statement	11
2.8	Broker’s or Finder’s Fees	11
2.9	Employee Plans	11
2.10	Board Recommendation; Company Action; Requisite Vote of the Company’s Stockholders	12
2.11	Taxes	12
2.12	Environmental	14
2.13	Compliance with Laws	15
2.14	Employment Matters	15
2.15	Certain Contracts and Arrangements	15
2.16	Financial and Commodity Hedging	16
2.17	Properties	16
2.18	Accounting Controls	16
2.19	Intellectual Property	16
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF PARENT	16
3.1	Organization	16
3.2	Capital Stock	17
3.3	Authority Relative to this Agreement	18
3.4	SEC Reports and Financial Statements	18
3.5	Certain Changes	19
3.6	Litigation	19
3.7	Disclosure in Proxy Statement	19
3.8	Broker’s or Finder’s Fees	20
3.9	Employee Plans	20
3.10	Board Recommendation	22
3.11	Taxes	22
3.12	Environmental	23
3.13	Compliance with Laws	24
3.14	Employment Matters	24

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TABLE OF CONTENTS
(continued)

                                                                                                                                                                                                                                           Page
3.15	Certain Contracts and Arrangements	25
3.16	Financial and Commodity Hedging	25
3.17	Properties	25
3.18	Accounting Controls	25
3.19	Intellectual Property	25
ARTICLE 4	CONDUCT OF BUSINESS PENDING THE MERGER	26
4.1	Conduct of Business by the Company Pending the Merger	26
4.2	Conduct of Business of Parent	27
ARTICLE 5	ADDITIONAL AGREEMENTS	28
5.1	Shareholders’ Meeting	28
5.2	Registration Statement	28
5.3	Employee Benefit Matters	29
5.4	Consents and Approvals	29
5.5	Public Statements	30
5.6	Commercially Reasonable Best Efforts	30
5.7	Notification of Certain Matters	30
5.8	Access to Information; Confidentiality	31
5.9	No Solicitation	31
5.10	Section 16 Matters	32
5.11	Voting Agreement	32
5.12	Nasdaq Listing	33
5.13	Tax Treatment	33
5.14	Indemnification	33
ARTICLE 6	CONDITIONS	33
6.1	Conditions to the Obligation of Each Party to Effect the Merger	33
6.2	Additional Conditions to the Obligations of Parent	34
6.3	Additional Conditions to the Obligation of the Company	34
ARTICLE 7	TERMINATION, AMENDMENT AND WAIVER	35
7.1	Termination	35
7.2	Effect of Termination	36
7.3	Fees and Expenses	36
7.4	Amendment	37
7.5	Waiver	37
ARTICLE 8	GENERAL PROVISIONS	38
8.1	Notices	38
8.2	Representations and Warranties	38
8.3	Governing Law; Waiver of Jury Trial	38
8.4	Counterparts; Facsimile Transmission of Signatures	39
8.5	Assignment; No Third Party Beneficiaries	39
8.6	Severability	39
8.7	Entire Agreement	39

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                                        Schedule of Definitions

Term	Section
'33 Act	2.3(c)
'34 Act	2.3(c)
Action	5.14
Agreement	Preamble
Articles of Merger	1.3
Book-Entry Shares	1.7(a)
CBCA	1.1(a)
CCCA	1.3
CERCLA	2.12(h)
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Board	1.6
Company Cases	2.6
Company Common Stock	1.5
Company Disclosure Letter	2
Company Financial Statements	2.4(b)
Company Material Adverse Effect	2.1(a)
Company SEC Reports	2.4(a)
Company Stock Option	1.6
Company Stock Plan	1.6
Company Subsidiaries	2.1(a)
Dissenters’ Rights Statute	1.5(b)
Effective Date	1.3
Electing Cash Out Holders	1.5(d)
Employee Benefit Plan	2.9(b)
Environmental Laws	2.12(h)
ERISA	2.9(b)
Exchange Agent	1.7(a)
Exchange Ratio	1.5(b)
GAAP	2.4(b)
Hazardous Substance	2.12(i)
Indemnified Liabilities	5.14
Indemnitees	5.14
Intellectual Property	2.19
Intended Tax Treatment	5.13
Law	2.13
Liens	2.1(b)
Merger	1.1(a)
Merger Consideration	1.5(b)
Navigant	3.10(a)
Order	2.3(b)
Other Filings	5.2(b)
Outside Date	7.1(c)

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Parent	Preamble
Parent Board	3.3(a)
Parent Cases	3.6
Parent Common Stock	1.5(a)
Parent Financial Statements	3.4(b)
Parent Material Adverse Effect	3.1(a)
Parent SEC Reports	3.4(a)
Parent Subsidiaries	3.1(a)
person	2.1(b)
Proxy Statement/Prospectus	2.7
RCRA	2.12(h)
S-4	5.2(a)
SARs	2.2(b)
SEC	2
SGMI	2.1(a)
Shareholders’ Meeting	5.1
Statement of Merger	1.3
Stock Certificate	1.5(c)
Superior Proposal	5.9(c)
Surviving Company	1.1(a)
Takeover Proposal	5.9(c)
Termination Fee	7.3(a)
USECB Joint Venture	1.4
Voting Agreement	Recitals
WBCA	1.1(a)

-v-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 23, 2007 is by and between U.S. Energy Corp., a Wyoming corporation (“Parent”), and Crested Corp., a Colorado corporation (the “Company”).

WHEREAS, the parties desire that the Company be merged with and into Parent with Parent as the surviving company, all as set forth in Article 1 of this Agreement;

WHEREAS, the boards of directors of Parent and the Company established special committees in order to evaluate the proposed Merger (as defined below), and each special committee evaluated the Merger and recommended approval of the Merger to its board of directors;

WHEREAS, the boards of directors of Parent and the Company have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the transactions contemplated hereby on the terms and conditions set forth herein;

WHEREAS, in consideration of Parent entering into this Agreement and incurring certain related fees and expenses, Parent, the officers and directors of Parent who own Company Common Stock and the Company are executing a voting agreement, of even date herewith (the “Voting Agreement”), relating to the Company Common Stock (as defined below) beneficially owned by Parent;

WHEREAS, it is intended that, for United States federal income tax purposes, the Merger (as defined below) shall qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder and this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368(c) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and the Company, intending to be legally bound, hereby agree as follows:

ARTICLE 1
THE MERGER

1.1  The Merger.

(a)  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Colorado Business Corporation Act (“CBCA”) and the Wyoming Business Corporation Act (“WBCA”), the Company shall be merged with and into Parent at the Effective Date (the “Merger”). At the Effective Date, the separate corporate existence of the Company shall cease and Parent shall continue as the surviving corporation of the Merger (the “Surviving Company”).

(b)  It is intended that the Merger shall constitute a reorganization under the Code.

1.2  Closing. Unless this Agreement is earlier terminated, the closing (the “Closing”) of the Merger shall take place at the offices of Parent, 877 North 8th West, Riverton, Wyoming 82501, at 10:00 am on the first business day following the satisfaction or waiver (to the extent permitted by applicable Law (as defined in Section 2.13)) of the conditions set forth in Article 6, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3  Effective Date. Prior to the Closing, Parent shall prepare, and on the Closing Date or as soon as practicable thereafter, Parent shall file (a) a statement of merger (the “Statement of Merger”) executed in accordance with the relevant provisions of the Colorado Corporations and Associations Act (the “CCAA”) with the Secretary of State of the State of Colorado, and (b) articles of merger (“Articles of Merger”) executed in accordance with the relevant provisions of the WBCA with the Secretary of State of the State of Wyoming. The Merger shall become effective at such time as both the Statement of Merger and the Articles of Merger have been duly filed with the Secretaries of State of the States of Colorado and Wyoming, or at such subsequent time as Parent and the Company shall agree and specify in the Statement of Merger and the Articles of Merger (the date the Merger becomes effective being the “Effective Date”).

1.4  Effects of the Merger. The Merger shall have the effects set forth in section 7-90-204(1)(a) of the CCAA and section 17-16-1106(a) of the WBCA. The articles of incorporation and bylaws of Parent immediately prior to the Effective Date shall be the articles of incorporation and bylaws of the Surviving Company. The directors and officers of Parent immediately prior to the Effective Date shall continue in service until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. When Parent deems it appropriate, the joint venture between Parent and the Company (“USECB Joint Venture”) shall be terminated and wound up.

1.5  Effect on Capital Stock. At the Effective Date, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.001, of the Company (“Company Common Stock”), the following shall occur:

(a)  Cancellation Of Treasury Stock, Parent-Owned Stock and Certain Parent Common Stock. Each share of Company Common Stock that is owned by the Company or Parent shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Any common stock of Parent (“Parent Common Stock”) owned by the Company shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(b)  Conversion Of Company Common Stock; Merger Consideration. Subject to Sections 1.5(a), 1.6 and 1.7(e), every two issued and outstanding shares of Company Common Stock not held by Parent (including shares of Company Common Stock issued on exercise of the Company Stock Options (as those terms are defined in Section 1.6 below)) shall be converted into the right to receive one validly issued, fully paid and non-assessable share of Parent Common Stock (the “Merger Consideration”), resulting in an exchange ratio of 2:1 (the “Exchange Ratio”). The Merger Consideration on the Effective Date is subject to (i) reduction by operation of sections 7-113-101 to 7-113-302 of the CBCA (the “Dissenters’ Rights Statute”); and (ii) increase by such additional shares as may be needed to pay for fractional shares of Company Common Stock under Section 1.7(e) (such additional share number not being determinable until the Effective Date).

(c)  Effect Of Conversion. From and after the Effective Date, all of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Section 1.5 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of such shares evidenced by a certificate (each a “Stock Certificate”), representing any such shares of Company Common Stock (and each holder of shares of Company Common Stock issued upon exercise of a Company Stock Option, but not evidenced by a stock certificate) shall thereafter cease to have any rights with respect thereto, except the right to receive (i) the Total Merger Consideration, (ii) any dividends and other distributions in accordance with Sections 1.7(d) and 1.7(f); (iii) any cash to be paid to an Electing Cash Out Holder (as defined below) under Section 1.5(c)(1); and (iv) rights to payment under the Dissenters’ Rights Statute.

(d)  Payments to Electing Cash Out Holders. In the form to be included in the proxy as part of the Prospectus/Proxy Statement, Parent shall provide an option to all holders of 500 or fewer shares of Company Common Stock to elect to receive cash in lieu of shares of Parent Common Stock (the “Electing Cash Out Holders”). Upon receiving the elections from Electing Cash Out Holders, Parent may elect either to (i) pay each Electing Cash Out Holder, in cash, the amount of cash equal to the number of shares of Parent Common Stock to which the Electing Cash Out Holder otherwise would be entitled, multiplied by the closing price of one share of Parent Common Stock on the Nasdaq Capital Market on the Effective Date, or (ii) reject the election of each Electing Cash Out Holder, and issue shares of Parent Common Stock in accordance with this Article.

(e)  Changes To Stock. If at any time during the period between the date of this Agreement and the Effective Date, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares, rights issued in respect of Parent Common Stock or any stock dividend thereon with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

1.6  Stock Options, and Equity and Other Compensation Plans and Benefits. The board of directors of the Company (the “Company Board”), or the appropriate committee thereof, shall take such action as is within its power so that (i) at the Effective Date, each outstanding option to purchase shares of Company Common Stock (a “Company Stock Option”) granted under the Company’s Incentive Stock Option Plan (the “Company Stock Plan”), whether or not vested, is exercisable by its holder on a “cashless exercise” basis, and each exercising holder shall, on the Effective Date, be entitled to receive her or his portion of the Merger Consideration, and (ii) after the Effective Date, any unexercised Company Stock Option shall cease to represent a right to acquire shares of Company Common Stock and shall be administered in accordance with the Company Stock Plan. All other compensation arrangements or plans or benefit plans (including without limitation salary, and insurance and retirement benefits) with or for the benefit of persons who may be deemed to be employees of the Company, and who also are employees of Parent, shall be terminated, but all such arrangements and plans for such persons as employees of Parent which are in place at the Effective Date shall not be affected as a result of the Merger.

1.7  Exchange Of Certificates.

(a)  Exchange Agent. Computershare Trust Company (which also is the stock transfer agent for Parent and the Company) shall serve as the exchange agent for the Parent Common Stock (the “Exchange Agent”) for the purpose of exchanging Stock Certificates representing shares of Company Common Stock and non-certificated shares represented by book entry (“Book-Entry Shares”) for the Total Merger Consideration. Upon request by a holder of Company Common Stock, a stock certificate shall be issued to such a holder in lieu of Book-Entry Shares. Promptly after the Effective Date (but in any event within five business days thereafter), Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Date (exclusive of Electing Cash Out Holders) a letter of transmittal for use in such exchange (which shall specify that delivery shall be effected, and risk of loss and title to the Stock Certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Stock Certificates to the Exchange Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States) in such form as the Company and Parent may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent. Exchange of any Book-Entry Shares of the Company which are outstanding shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.

(a)(1) No Requirement for Issuance of Stock Certificates for Company Common Stock Issued on Exercise of Company Stock Options. If permitted by the Company’s articles of incorporation and bylaws, and by the operating procedures of the Exchange Agent, the Company shall not be required to issue stock certificates for shares of Company Common Stock issued upon exercise of Company Stock Options, and shares of Parent Common Stock shall be issued against such documentation as the Exchange Agent may request.

(b) Exchange Procedure. Each holder of shares of Company Common Stock that have been converted into a right to receive the Total Merger Consideration, upon surrender to the Exchange Agent of a Stock Certificate (or other documentation if a stock certificate is not issued under Section 1.7(a)(1)), together with a properly completed letter of transmittal, will be entitled to receive (i) one or more shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 1.5(b), plus one additional share if the holder otherwise would have the right to receive a fractional share under Section 1.7(e) and dividends and other distributions pursuant to Section 1.7(d) and 1.7(f). No interest shall be paid or accrued on any of the Total Merger Consideration, or on any unpaid dividends and distributions payable to holders of Stock Certificates or holders of Company shares without certificates. Until so surrendered, each such Stock Certificate shall, after the Effective Date, represent for all purposes only the right to receive such Merger Consideration and any dividends and other distributions in accordance with Sections 1.7(d) and 1.7(f), and an additional one share as applicable in lieu of any fractional share of Parent Common Stock.

(c) Certificate Holder. If any portion of the Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Stock Certificate is registered, it shall be a condition to the registration thereof that the surrendered Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar taxes required as a result of such registration in the name of a person other than the registered holder of such Stock Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) Dividends And Distributions. No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Stock Certificates or Book-Entry Shares until such Stock Certificates or Book-Entry Shares are properly surrendered. Following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Date and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Date but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Date.

(e) Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Company Common Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive one additional share of Parent Common Stock. No cash payment shall be made for fractional shares of Parent Common Stock.

(f) No Further Ownership Rights In Company Common Stock. The Total Merger Consideration paid in accordance with the terms of this Article I upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Date that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Date. After the Effective Date there shall be no further registration of transfers on the equity transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Date. If, after the Effective Date, any Stock Certificates formerly representing shares of Company Common Stock are presented to the Surviving Company or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I.

(g) No Liability. None of Parent, the Company or the Exchange Agent shall be liable to any person in respect of any Parent Common Stock delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law. If any Stock Certificate has not been surrendered immediately prior to such date on which the Merger Consideration in respect of such Stock Certificate would otherwise irrevocably escheat to or become the property of any governmental entity, any such shares, cash, dividends or distributions in respect of such Stock Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto, except as otherwise provided by Law.

(h) Withholding Rights. Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any other provision of applicable federal, state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

(i) Lost Certificates. If any Stock Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Stock Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by Exchange Agent, the posting by such person of a bond in such reasonable amount as Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent shall pay in respect of such lost, stolen, defaced or destroyed Stock Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Stock Certificate.

1.8  Taking of Necessary Action; Further Action. Parent and the Company shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger as promptly as commercially practicable. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Parent with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either the Company or the USECB Joint Venture, the officers of Parent are fully authorized in the name of each constituent entity or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as publicly disclosed by the Company in the Company SEC Reports (as defined in Section 2.4(a)) filed with the Securities and Exchange Commission (“SEC”) prior to the date of this Agreement and except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement and the disclosure letter) previously delivered by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent as follows. “To the knowledge of the Company” and similar phrases mean the actual knowledge of the Chief Executive Officer and Chief Financial Officer of the Company.

2.1  Organization.

(a)  The Company owns a 50% interest in the USECC Joint Venture with Parent, through which they conduct all their business. Additionally, the Company owns a 1.2% ownership in Sutter Gold Mining, Inc. (“SGMI”). The Company also participates in mineral property ownership with Parent and has a cash flow sharing arrangement with the Parent on uranium properties in southern Utah, which are owned by Plateau Resources Limited, a 100% owned subsidiary of Parent. The Company therefore has no consolidated subsidiaries. Any reference to “Company Subsidiaries” refers to USECC, SGMI or Plateau. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or limited partnership power and authority and any necessary governmental approvals to own, lease and operate its property and to carry on its business as now being conducted. The Company and each of the

Company Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. A “Company Material Adverse Effect” means any change, effect, fact, event, condition or development that would have or be reasonably likely to have a material adverse effect on (i) the condition (financial or otherwise), business, operations or assets of the Company and the Company Subsidiaries considered as a single enterprise or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, any change, effect, fact, event or condition (x) which adversely affects the minerals industry generally or (y) which arises out of general economic conditions shall not be considered in determining whether a Company Material Adverse Effect has occurred. The copies of the articles of incorporation, and amendments, and bylaws of the Company which are filed as exhibits to the Company’s SEC Reports are complete and correct copies of such documents as in effect on the date of this Agreement.

(b)  Section 2.1(b) of the Company Disclosure Letter lists all of the Company Subsidiaries and their respective jurisdictions of incorporation. All the outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (“Liens”) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Other than joint ventures, operating agreements and similar arrangements typical in the Company’s industry entered into in the ordinary course of business, neither the Company nor any of the Company Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any other person that is or would reasonably be expected to be material to the Company and the Company Subsidiaries considered as a single entity, other than the shares of Parent Common Stock owned by the Company or any Company Subsidiary. The term “person” as used in this Agreement will be interpreted broadly to include any corporation, company, group, partnership or other entity or individual.

2.2  Capital Stock of the Company.

(a)  As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which 17,182,704 are issued and outstanding, and 100,000 shares of Preferred Stock, of which none are issued and outstanding. No shares of Company Common Stock are held in the treasury of the Company. Such issued shares of Company Common Stock have been duly authorized, validly issued, are fully paid and nonassessable, and are free of preemptive rights. The Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. The Company has not agreed to take any such action, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company.

(b)  Section 2.2(b) of the Company Disclosure Letter lists all outstanding options (including the holders of Company Stock Options), warrants or other rights to subscribe for, purchase or acquire from the Company any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company. There are no stock appreciation rights (“SARs”) attached to the options, warrants or rights.

(c)  Except for obligations under the USECB Joint Venture, and except as otherwise described in this Section 2.2 or as described in Section 2.2(b) of the Company Disclosure Letter, the Company is not subject to or bound by any outstanding option, warrant, call, subscription or other right (including any preemptive or similar right), agreement, arrangement or commitment which (i) obligates the Company to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of the Company, (ii) obligates the Company to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) or any other entity, (iii) restricts the transfer of any shares of capital stock of the Company or (iv) relates to the holding, voting or disposition of any shares of capital stock of the Company. No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company may vote are issued or outstanding.

2.3  Authority Relative to this Agreement.

(a)  The Company has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated herein have been duly authorized by the Company Board. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except for the approval of the Company’s stockholders as contemplated in Section 5.1. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated herein nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of the articles of incorporation or bylaws of the Company or any of the Company Subsidiaries, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or accelerate the performance or increase the fees required by, or result in a right of termination, amendment or acceleration under, a right to require redemption or repurchase of or otherwise “put” securities, or the loss of a material benefit under, or result in the creation of a Lien upon any of the properties or assets of the Company or any Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) below, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation (“Order”) applicable to the Company or any of its properties or assets, other than any such event described in items (ii) or (iii) which would not be reasonably likely to (x) prevent the consummation of the transactions contemplated hereby or (y) have a Company Material Adverse Effect.

(c)  Except for compliance with the provisions of the CBCA, the Securities Exchange Act of 1934 (“’34 Act”), the Securities Act of 1933 (the “‘33 Act”), the rules and regulations of Nasdaq and the “blue sky” laws of various states and foreign laws, no action by any governmental authority is necessary for the Company’s execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby except where the failure to obtain or take such action would not be reasonably likely to have a Company Material Adverse Effect.

2.4  SEC Reports and Financial Statements.

(a)  Since January 1, 2006, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (the “Company SEC Reports”) required to be filed by the Company with the SEC, excluding reports on Forms 4 or 5. As of their respective dates and, if amended or superseded by a subsequent filing prior to the date of this Agreement or the Effective Date, then as of the date of such filing, the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, complied or will comply in all material respects with the requirements of the ‘33 Act, the ‘34 Act and the rules and regulations of the SEC applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to sections 12 or 15 of the ‘34 Act.

(b)  The audited and unaudited financial statements (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports have been prepared from the books and records of the Company, and the Company Financial Statements present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates thereof or for the periods presented therein in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as otherwise noted therein, including the related notes, and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments in the ordinary course of business).

(c)  Except as disclosed in the Company SEC Reports or as described in Section 2.4(c) of the Company Disclosure Letter, since January 1, 2006 the Company has not incurred any liabilities or obligations of any nature, whether accrued, contingent or absolute or otherwise (including without limitation under royalty arrangements), except for those arising in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.5  Certain Changes. Except as disclosed in the Company SEC Reports, since January 1, 2006, the Company has conducted its businesses only in the ordinary course consistent with past practice, and there has not been: (i) any Company Material Adverse Effect or (ii) any action taken by the Company that, if taken during the period from the date of this Agreement through the Effective Date, would constitute a breach of Section 4.1.

2.6  Litigation. Except as disclosed in the Company SEC Reports or set forth on Section 2.6 of the Company Disclosure Letter, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation (the “Company Cases”) or Order pending or, to the knowledge of the Company, threatened against the Company which, if decided adversely to the Company, considered individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect nor is there any judgment, decree, injunction, rule or order of any court or other governmental entity or arbitrator outstanding against the Company having, or which, considered individually or in the aggregate, is reasonably likely to have, a Company Material Adverse Effect.

2.7  Disclosure in Proxy Statement. No information supplied by the Company for inclusion in the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (as defined in Section 5.1) (the “Proxy Statement/Prospectus”) shall, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders and at the time of the Shareholders’ Meeting and at the Effective Date, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting which has become false or misleading. The portions of the Proxy Statement/Prospectus and S-4 supplied by the Company (whether by inclusion or by incorporation by reference therein) will comply as to form in all material respects with the requirements of the ‘33 Act and the ‘34 Act and the rules and regulations of the SEC. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent which is contained in any of the foregoing documents.

2.8  Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of the Company or under its authority is or will be entitled to any advisory, commission or broker’s or finder’s fee from any of the parties hereto in connection with any of the transactions contemplated herein.

2.9  Employee Plans.

(a)  The Company does not have any employees. The Company does, however, share in the expenses associated with Parent’s employees, including payroll taxes, fringe benefits and retirement plans for all ventures in which it participates on a percentage ownership basis. The Company uses approximately 50 percent of the time of Parent’s employees, and reimburses the Parent on a cost reimbursement basis.

(b)  Other than as disclosed in the Company SEC Reports, or as set forth on Section 2.9(a) of the Company Disclosure Letter, there are no Employee Benefit Plans established, maintained or contributed to by the Company. An “Employee Benefit Plan” means any employee benefit plan, program, policy, practice, agreement or other arrangement providing benefits to any current or former employee, officer or director of the Company or any beneficiary or dependent thereof that is sponsored or maintained by the Company or to which the Company contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, education assistance, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

(c)  As of January 1, 2007, the Company does not have any outstanding loans to any current or former employees of the Company.

2.10  Board Recommendation; Company Action; Requisite Vote of the Company’s Stockholders.

(a)  The special committee of the Company’s Board has recommended, and the Company Board has by resolutions duly approved and adopted by the unanimous vote of its entire board of directors at a meeting of such board duly called and held on (x) December 20, 2006, determined that the Exchange Ratio and the Merger Consideration are fair to and in the best interests of the Company and its stockholders (other than Parent); and on (y) January 23, 2007, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and recommended that the stockholders of the Company approve and adopt this Agreement and the Merger. In connection with such approval, the special committee of the Company Board received confirmation from its financial adviser, Neidiger Tucker Bruner Inc., that it would receive a formal opinion to the effect that the Merger Consideration to be paid to the stockholders of the Company in the Merger is fair to the stockholders of the Company (other than Parent) from a financial point of view, subject to the assumptions and qualifications in such opinion. The Company has been authorized by Neidiger Tucker Bruner Inc. to include such opinion in its entirety in the Proxy Statement/Prospectus, and to summarize the opinion in the Proxy Statement/Prospectus, so long as such summary is in form and substance reasonably satisfactory to Neidiger Tucker Bruner Inc. and its counsel.

(b)  The affirmative vote of stockholders of the Company required for approval and adoption of this Agreement and the Merger is and will be (pursuant to Section 6.1(a)) no greater than a majority of the outstanding shares of Company Common Stock. Except for the vote of Company Common Stock held by Parent and directors and officers of Parent, pursuant to the Voting Agreement under Section 5.11, no other vote of any holder of the Company’s securities is required for the approval and adoption of this Agreement or the Merger.

2.11  Taxes.

(a)  Except as would not have a Company Material Adverse Effect, the Company has timely filed all federal, state, local, and other tax returns and reports required to be filed on or before the Effective Date by the Company under applicable Laws and have paid all required taxes (including any additions to taxes, penalties and interest related thereto) due and payable on or before the date hereof and all such tax returns and reports were true, complete and correct. The Company has withheld and paid over all taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no material encumbrances on any of the assets, rights or properties of the Company with respect to taxes, other than liens for taxes not yet due and payable or for taxes that the Company is contesting in good faith through appropriate proceedings. The Company is not a party to any tax sharing agreements, other than agreements between the Company and Parent.

(b)  Except as set forth on Section 2.11(b) of the Company Disclosure Letter, no audit of the tax returns of the Company is pending or, to the knowledge of the Company, threatened. No deficiencies have been asserted against the Company as a result of examinations by any state, local, federal or foreign taxing authority and no issue has been raised, either to the knowledge of the Company or in writing, by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined. The Company is not subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other tax authorities that will be binding on the Company with respect to any period following the Closing Date.

(c)  There are no agreements, waivers of statutes of limitations, or other arrange-ments providing for extensions of time in respect of the assessment or collection of any unpaid taxes against the Company. The Company has disclosed on its federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Except for the USECB Joint Venture, or otherwise as set forth on Section 2.11(c) of the Company Disclosure Letter, the Company is not a party to any arrangement that constitutes a partnership for purposes of subchapter K of Chapter 1 of Subtitle A of the Code. The Company has properly identified any transactions that qualify as hedges under Treasury Regulation Section 1.1221-2 as hedges under Treasury Regulation Section 1.1221-2(f).

(d)  The Company is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by The Tax Equity and Fiscal Responsibility Act of 1982. None of the property owned by the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code. The Company is not required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise except possibly by reason of the Merger. The Company has not been a member of an affiliated group of corporations filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or has any liability for the taxes of another person (other than the Company or any Company Subsidiary) arising pursuant to Treasury Regulation § 1.1502-6 or analogous provision of state, local or foreign Law, or as a transferee or successor, or by contract, tax sharing agreement, tax indemnification agreement, or otherwise. The Company has not filed a consent under Section 341(f) of the Code with respect to the Company or any Company Subsidiary. The Company has not been a party to any distribution occurring during the two year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

(e)  The Company has not taken, or agreed to take any action, and has no knowledge of any condition, that would prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code.

2.12  Environmental. Except for such matters that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect and except as set forth on Section 2.12 of the Company Disclosure Letter:

(a)  To the knowledge of the Company, there is no condition existing on any real property or other asset previously or currently owned, leased or operated by the Company or resulting from operations conducted thereon that would reasonably be expected to be subject to remediation obligations under Environmental Laws or give rise to any liability to the Company under Environmental Laws or constitute a violation of any Environmental Laws, and the Company is otherwise in compliance, in all material respects, with all applicable Environmental Laws.

(b)  None of the Company’s real property or other assets previously or currently owned, leased or operated by the Company, nor the operations previously or currently conducted thereon or in relation thereto by the Company, are, to the knowledge of the Company, subject to any pending or threatened action, suit, investigation, inquiry or proceeding relating to any Environmental Laws by or before any court or other governmental authority.

(c)  The Company has made available to Parent all material site assessments, compliance audits, and other similar studies in its possession, custody or control and prepared since January 1, 2006 relating to (i) the environmental conditions on, under or about the properties or assets previously or currently owned, leased or operated by the Company, or any predecessor in interest thereto and (ii) any Hazardous Substances used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by the Company or any other Person on, under, about or from any real property or other assets previously or currently owned, leased or operated by the Company;

(d)  The Company has not received any communication, whether from a governmental authority, citizen’s group, employee or otherwise, alleging that it is liable under or not in compliance with any Environmental Law.

(e)  All material permits, notices and authorizations, if any, required under any Environmental Law to be obtained or filed in connection with the operation or use of any real property or other asset owned, leased or operated by the Company, including without limitation past or present treatment, storage, disposal or release of a Hazardous Substance or solid waste into the environment, have been duly obtained or filed, and the Company is in compliance in all material respects with the terms and conditions of all such permits, notices and authorizations.

(f)  Hazardous Substances have not been released, disposed of or arranged to be disposed of by the Company, in violation of, or in a manner or to a location that would reasonably be expected to give rise to a material liability under, or cause the Company to be subject to remediation obligations under, any Environmental Laws.

(g)  The Company has not assumed, contractually or, to the knowledge of the Company, by operation of Law, any liabilities or obligations of third parties under any Environmental Laws, except in connection with the acquisition of assets or entities associated therewith.

(h)  “Environmental Laws” means any federal, state and local health, safety and environmental laws, regulations, orders, permits, licenses, approvals, ordinances, rule of common law, and directives including without limitation the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Health and Safety Act, the Toxic Substances Control Act, the Endangered Species Act, the Oil Pollution Act and any similar foreign, state or local law, and including without limitation all Laws relating to or governing the use, management, treatment, transport, generation, storage, discharge or disposal of Hazardous Substances.

(i)  “Hazardous Substance” means (i) any “hazardous substance,” as defined by CERCLA, (ii) any “hazardous waste,” as defined by RCRA, or (iii) any pollutant or contaminant or hazardous, dangerous or toxic chemical or material or any other substance including, but not limited to, asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials (including without limitation naturally occurring radioactive materials), polychlorinated biphenyls, natural gas, natural gas liquids, liquified natural gas, condensates, petroleum (including without limitation crude oil and petroleum products), including without limitation any Hazardous Substance regulated by, or that could result in the imposition of liability under, any Environmental Law or other applicable Law of any applicable governmental authority, all as amended.

2.13  Compliance with Laws. The Company is in compliance in all material respects with any applicable law, rule or regulation of any United States federal, state, local or foreign government or agency thereof (any such law, rule or regulation, a “Law”) that materially affects the business, properties or assets of the Company and the Company Subsidiaries, and no notice, charge, claim, action or assertion has been received by the Company or, to the Company’s knowledge, has been filed, commenced or threatened against the Company alleging any such violation, nor do reasonable grounds for any of the foregoing exist, that would be reasonably likely to have a Company Material Adverse Effect. All licenses, permits and approvals required under such Laws are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

2.14  Employment Matters. The Company: (i) is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been in the last five years, a representation campaign respecting any of the employees of the Company, and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of Company or any of the Company Subsidiaries to authorize representation by any labor organization; (ii) is not a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices which would reasonably be expected to have a Company Material Adverse Effect; or (iii) is not the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company which, with respect to any event described in this clause (iii), would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.15  Certain Contracts and Arrangements. Except as disclosed in the Company SEC Reports or Section 2.15 of the Company Disclosure Letter, the Company is not a party to or bound by any agreement or other arrangement that limits or otherwise restricts the Company or any of its affiliates or any successor thereto, or that would, after the Effective Date, to the knowledge of the Company, materially limit or restrict the Surviving Company or any of its subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in the minerals business in any significant geographic area, except for joint ventures, area of mutual interest agreements entered into in connection with prospect reviews (including such agreements with Enterra Energy Trust and Pinnacle Resources, Inc.) and similar arrangements entered into in the ordinary course of business. The Company is not in breach or default under any contract filed or incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, or any agreements disclosed in or filed as exhibits to Forms 8-K filed from January 1, 2006 to the Effective Date, nor, to the knowledge of the Company, is any other party to any such contract in breach or default thereunder, except such breach or default as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.16  Financial and Commodity Hedging. The Company is not a party to any hedging agreements or arrangements (including fixed price contracts, collars, swaps, caps, hedges and puts).

2.17  Properties. Except as set forth below, and except for property sold, used or otherwise disposed of since January 1, 2006 in the ordinary course of business, the Company has good record and marketable title in fee simple (or, with respect to real property not owned, a valid leasehold interest in all real property (excluding certain water rights which are held), to all interests in properties and assets reflected in the Company SEC Reports filed prior to the date of this Agreement as owned by the Company, free and clear of any Liens, other than liens for taxes not yet due and payable and mechanic’s, materialman’s, supplier’s, vendor’s or similar liens arising in the ordinary course of business securing amounts that are not delinquent. The preceding warranty is limited to such defects in title as could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.18  Accounting Controls. The Company has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Company Board, that (a) all material transactions are executed in accordance with management’s general or specific authorization; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principals consistently applied with respect to any criteria applicable to such statements, (c) access to the material property and assets of the Company is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

2.19  Intellectual Property. The Company does not own any patents, patent applications, trademarks or trademark applications or copyrights or copyright applications (“Intellectual Property”).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as publicly disclosed by Parent in the Parent SEC Reports (as defined in Section 3.4(a)) filed with the SEC prior to the date of this Agreement, Parent hereby represents and warrants to the Company as follows. “To the knowledge of Parent” and similar phrases mean the actual knowledge of the Chief Executive Officer and Chief Financial Officer of Parent.

3.1  Organization.

(a)  Each of Parent and Parent Subsidiaries (as defined below) is duly organized, validly existing and in good standing under its jurisdiction of incorporation or formation. Each of Parent and Parent Subsidiaries has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its property and to carry on its business as now being conducted. Each of Parent and Parent Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed would not, individually or in the aggregate, have a Parent Material Adverse Effect. A “Parent Material Adverse Effect” means any change, effect, fact, event, condition or development that would have or be reasonably likely to have a material adverse effect on (i) the condition (financial or otherwise), business, operations or assets of Parent and each corporation, partnership, joint venture or other legal entity of which Parent owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity (the “Parent Subsidiaries,” but for purposes of this Article 3, the Company is not deemed to be a Parent Subsidiary) considered as a single enterprise or (ii) the ability of Parent to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, any change, effect, fact, event or condition which adversely affects the minerals industry generally or which arises out of general economic conditions shall not be considered in determining whether a Parent Material Adverse Effect has occurred. The copies of the articles of incorporation and amendments and the bylaws of Parent which are filed as exhibits to Parent’s SEC Reports are complete and correct copies of such documents as in effect on the date of this Agreement.

(b)  All the outstanding shares of capital stock of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent, free of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Neither Parent nor any of the Parent Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any other person that is or would reasonably be expected to be material to Parent and the Parent Subsidiaries considered as a single entity.

3.2  Capital Stock.

(a)  As of the date of this Agreement, the authorized capital stock of Parent consists of an unlimited number of shares of Parent Common Stock, of which 19,747,912 are issued and outstanding, and 100,000 shares of Preferred Stock, of which none are issued and outstanding. 1,004,174 shares of Parent Common Stock are held in the treasury. All issued shares of Parent Common Stock (excluding for this purpose the treasury shares) have been duly authorized, validly issued, are fully paid and nonassessable, and are free of preemptive rights. Parent has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Parent has not agreed to take any such action, and there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of Parent.

(b)  Section 3.2(b) of the Parent Disclosure Letter lists all outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Parent any capital stock of the Parent or securities convertible into or exchangeable for capital stock of the Parent. There are no SARs attached to the options, warrants or rights.

(c)  Except for their obligations under the USECB Joint Venture, and except as otherwise described in this Section 3.2 or as described in Section 3.2(b) of the Parent Disclosure Letter, the Parent has no, nor is it subject to or bound by any outstanding option, warrant, call, subscription or other right (including any preemptive or similar right), agreement, arrangement or commitment which (i) obligates the Parent to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of the Parent, (ii) obligates the Parent to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) or any other entity, (iii) restricts the transfer of any shares of capital stock of the Parent, or (iv) relates to the holding, voting or disposition of any shares of capital stock of the Parent. No bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Parent may vote are issued or outstanding.

3.3  Authority Relative to this Agreement.

(a)  The Parent has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Parent, the performance by the Parent of its obligations hereunder and the consummation by the Parent of the transactions contemplated herein have been duly authorized by the Parent Board of Directors (“Parent Board”). No other corporate proceedings on the part of the Parent or any of the Parent Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Parent of its obligations hereunder and the consummation by the Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and constitutes a valid and binding obligation of the Parent, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)  Neither the execution and delivery of this Agreement by the Parent nor the consummation by the Parent of the transactions contemplated herein nor compliance by the Parent with any of the provisions hereof will (i) conflict with or result in any breach of the articles of incorporation or bylaws of the Parent or any of the Parent Subsidiaries, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or accelerate the performance or increase the fees required by, or result in a right of termination, amendment or acceleration under, a right to require redemption or repurchase of or otherwise “put” securities, or the loss of a material benefit under, or result in the creation of a Lien upon any of the properties or assets of the Parent or any Parent Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Parent or any of the Parent Subsidiaries is a party or by which the Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) below, violate any Order applicable to the Parent or any of the Parent Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which would not be reasonably likely to (x) prevent the consummation of the transactions contemplated hereby or (y) have a Parent Material Adverse Effect.

(c)  Except for compliance with the provisions of the WBCA, the ’34 Act, the ‘33 Act, the rules and regulations of Nasdaq and the “blue sky” laws of various states and foreign laws, no action by any governmental authority is necessary for the Parent’s execution and delivery of this Agreement or the consummation by the Parent of the transactions contemplated hereby except where the failure to obtain or take such action would not be reasonably likely to have a Parent Material Adverse Effect.

3.4  SEC Reports and Financial Statements.

(a)  Since January 1, 2006, the Parent has filed with the SEC all forms, reports, schedules, definitive proxy statements and other documents (the “Parent SEC Reports”) required to be filed by the Parent with the SEC, excluding reports on Forms 4 or 5. As of their respective dates and, if amended or superseded by a subsequent filing prior to the date of this Agreement or the Effective Date, then as of the date of such filing, the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, complied or will comply in all material respects with the requirements of the ‘33 Act, the ‘34 Act and the rules and regulations of the SEC promulgated which are applicable to such Parent SEC Reports. None of the Parent SEC Reports contained any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Parent Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to sections 12 or 15 of the ‘34 Act.

(b)  The audited and unaudited financial statements (including, in each case, any related notes and schedules thereto) (collectively, the “Parent Financial Statements”) of the Parent contained in the Parent SEC Reports have been prepared from the books and records of the Parent and its consolidated subsidiaries, and the Parent Financial Statements present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Parent and its consolidated subsidiaries as of the dates thereof or for the periods presented therein in conformity with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein, including the related notes, and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments in the ordinary course of business).

(c)  Except as disclosed in the Parent SEC Reports or as described in Section 3.4(c) of the Parent Disclosure Letter, since January 1, 2006 neither the Parent nor any of the Parent Subsidiaries has incurred any liabilities or obligations of any nature, whether accrued, contingent or absolute or otherwise (including without limitation under royalty arrangements), except for those arising in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.5  Certain Changes. Except as disclosed in the Parent SEC Reports, since January 1, 2006, the Parent and each of the Parent Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice, and there has not been: (i) any Parent Material Adverse Effect or (ii) any action taken by the Parent or any of the Parent Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Date, would constitute a breach of Section 4.1.

3.6  Litigation. Except as disclosed in the Parent SEC Reports or set forth on Section 3.6 of the Parent Disclosure Letter, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation (the “Parent Cases”) or Order pending or, to the knowledge of the Parent, threatened against the Parent or any of the Parent Subsidiaries which, if decided adversely to the Parent, considered individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court or other governmental entity or arbitrator outstanding against the Parent or any of the Parent Subsidiaries having, or which, considered individually or in the aggregate, is reasonably likely to have, a Parent Material Adverse Effect.

3.7  Disclosure in Proxy Statement. No information about the Parent in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to Company shareholders and at the time of the Shareholders’ Meeting and at the Effective Date, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting which has become false or misleading. The Proxy Statement/Prospectus and S-4 will comply as to form in all material respects with the requirements of the ‘33 Act and the ‘34 Act and the rules and regulations of the SEC. Notwithstanding the foregoing, the Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

3.8  Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of the Parent or under its authority is or will be entitled to any advisory, commission or broker’s or finder’s fee from any of the parties hereto in connection with any of the transactions contemplated herein.

3.9  Employee Plans.

(a)  Other than as disclosed in the Parent SEC Reports, or as set forth on Section 3.9(a) of the Parent Disclosure Letter, there are no Employee Benefit Plans established, maintained or contributed to by the Parent.

(b)  With respect to each Employee Benefit Plan, the Parent has made available to the Company a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan (or to the extent no copy exists, a materially accurate description); (ii) for the three most recent plan years, Annual Report (Form 5500 Series), if any; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA; and (iii) the most recent determination letter from the Internal Revenue Service, if any.

(c)  Each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is either (i) entitled to reliance with respect to an opinion letter issued to a prototype plan, pursuant to Revenue Procedure 2005-16, or (ii) is the recipient of a favorable determination letter from the Internal Revenue Service that has not been revoked, and to the knowledge of the Parent, no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination letter.

(d)  Except as is not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect, (i) all contributions required to be made to any Employee Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Parent SEC Reports filed with the SEC prior to the date of this Agreement, (ii) a proper accrual has been made on the books of account of the Parent and any of the Parent Subsidiaries for all contributions, premium payments and other payments due in the current fiscal year and not paid on or before the Effective Date, and (iii) no contribution, premium payment or other payment has been made in support of any Employee Benefit Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise).

(e)  Except as is not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect, with respect to each Employee Benefit Plan, the Parent and the Parent Subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all Laws applicable to such Employee Benefit Plans in all material respects. Each Employee Benefit Plan has been established and administered in accordance with its terms in all material respects. All reports and filings with governmental entities (including the Department of Labor, the Internal Revenue Service and the SEC) required in connection with each Employee Benefit Plan have been timely made. All disclosures and notices required by Law or Employee Benefit Plan provisions to be given to participants and beneficiaries in connection with each Employee Benefit Plan have been properly and timely made. All Employee Benefit Plans intended to be tax qualified under Section 401(a) or Section 403(a) of the Code are so qualified. All trusts established in connection with Employee Benefit Plans intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt.

(f)  No Employee Benefit Plan is subject to Title IV of ERISA (including, without limitation, any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA) and no liability under Title IV of ERISA has been or is expected to be incurred by the Parent, any of the Parent Subsidiaries or any other entities that are, along with the Parent or any of the Parent Subsidiaries, treated as a single employer under Sections 414(b), (c) or (m) of the Code.

(g)  Other than as set forth on Section 3.9(g) of the Parent Disclosure Letter, no Employee Benefit Plan is subject to Section 409A of the Code.

(h)  Neither the Parent nor any of the Parent Subsidiaries sponsor any of the following: (i) a plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(c)(7) of the Code, (iii) a nonqualified deferred compensation arrangement, (iv) a multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (v) a multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (vi) a plan that owns any employer securities as an investment, (vii) a plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of the Parent or any of the Parent Subsidiaries, (viii) a plan that is maintained pursuant to collective bargaining, or (ix) a plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from tax under Section 501(c)(9) of the Code.

(i)  Neither the Parent nor any of the Parent Subsidiaries have any material liability for life, health or medical benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(j)  Except as set forth on Section 3.9(j) of the Parent Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (i) entitle any current or former employee or officer of the Parent or the Parent Subsidiaries to severance pay or any other material payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer or (iii) give rise to the payment of any amount that would not be deductible under Section 280G of the Code.

(k)  To the knowledge of the Parent, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation or Order pending with regard to any Employee Benefit Plan other than routine uncontested claims for benefits. To the knowledge of the Parent, no Employee Benefit Plan is currently under examination or audit by the Department of Labor, the Internal Revenue Service or the Pension Benefit Guaranty Corporation. To the knowledge of the Parent, neither the Parent nor any of the Parent Subsidiaries have any liability (either directly or as a result of indemnification) for (and the transactions contemplated by this Agreement will not cause any liability for): (i) any excise taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (ii) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, or (iii) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law. All accruals required under FAS 106 and FAS 112 have been properly accrued on the most recently issued quarterly financial statements. No condition, agreement or Employee Benefit Plan provision limits the right of any Parent to amend, cut back or terminate any Employee Benefit Plan (except to the extent such limitation arises under ERISA). Neither the Parent nor any of the Parent Subsidiaries have any liability for life insurance, death or medical benefits after separation from employment other than (i) death benefits under the Employee Benefit Plans and (ii) health care continuation benefits described in Section 4980B of the Code.

(l)  As of January 1, 2007, the Parent does not have any outstanding loans to any current or former employees of the Parent.

3.10  Board Recommendation.

(a)  The special committee of the Parent Board has recommended, and the Parent Board has by resolutions duly approved and adopted by the unanimous vote of its entire board of directors at a meeting of such board duly called and held on (x) December 20, 2006, determined that the Exchange Ratio is fair to and in the best interests of the Parent and its stockholders; and (y) January 23, 2007 approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby. In connection with such approval under (x), the Parent Board received from Navigant Capital Advisors, LLC (“Navigant”) confirmation that a formal opinion would be issued by Navigant to the effect that the Exchange Ratio, and the Merger Consideration to be paid to the stockholders of the Company (other than Parent) in the Merger is fair to the stockholders of the Parent from a financial point of view, subject to the assumptions and qualifications in such opinion. The Parent has been authorized by Navigant to include such opinion in its entirety in the Proxy Statement/Prospectus, and to summarize the opinion in the Proxy Statement/Prospectus, so long as such summary is in form and substance reasonably satisfactory to Navigant and its counsel.

(b)  The vote of Parent stockholders is not required for approval and adoption of this Agreement under either the WBCA or the Nasdaq rules. In connection with this representation and warranty, the Parent Board received from The Law Office of Stephen E. Rounds an opinion that such vote is not required.

3.11  Taxes.

(a)  Except as would not have a Parent Material Adverse Effect, the Parent and the Parent Subsidiaries have timely filed all federal, state, local, and other tax returns and reports required to be filed on or before the Effective Date by the Parent and each Parent Subsidiary under applicable Laws and have paid all required taxes (including any additions to taxes, penalties and interest related thereto) due and payable on or before the date hereof and all such tax returns and reports were true, complete and correct. The Parent and the Parent Subsidiaries have withheld and paid over all taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no material encumbrances on any of the assets, rights or properties of the Parent or any Parent Subsidiary with respect to taxes, other than liens for taxes not yet due and payable or for taxes that the Parent or a Parent Subsidiary is contesting in good faith through appropriate proceedings. The Parent is not a party to any tax sharing agreements, other than agreements between the Parent and the Parent Subsidiaries.

(b)  Except as set forth on Section 3.11(b) of the Parent Disclosure Letter, no audit of the tax returns of the Parent or any Parent Subsidiary is pending or, to the knowledge of the Parent, threatened. No deficiencies have been asserted against the Parent or any Parent Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority and no issue has been raised, either to the knowledge of the Parent or in writing, by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined. Neither the Parent nor any Parent Subsidiary is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other tax authorities that will be binding on the Parent or any Parent Subsidiary with respect to any period following the Closing Date.

(c)  There are no agreements, waivers of statutes of limitations, or other arrange-ments providing for extensions of time in respect of the assessment or collection of any unpaid taxes against the Parent or any Parent Subsidiary. The Parent and each Parent Subsidiary have disclosed on their federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Except for the USECB Joint Venture, or otherwise as set forth on Section 3.11(c) of the Parent Disclosure Letter, the Parent is not a party to any arrangement that constitutes a partnership for purposes of subchapter K of Chapter 1 of Subtitle A of the Code. The Parent has properly identified any transactions that qualify as hedges under Treasury Regulation Section 1.1221-2 as hedges under Treasury Regulation Section 1.1221-2(f).

(d)  Neither the Parent nor any Parent Subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by The Tax Equity and Fiscal Responsibility Act of 1982. None of the property owned by the Parent nor a Parent Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Neither the Parent nor any Parent Subsidiary is required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise except possibly by reason of the Merger. Neither the Parent nor any Parent Subsidiary has been a member of an affiliated group of corporations filing a consolidated federal income tax return (other than a group the common parent of which was the Parent) or has any liability for the taxes of another person (other than the Parent or any Parent Subsidiary) arising pursuant to Treasury Regulation § 1.1502-6 or analogous provision of state, local or foreign Law, or as a transferee or successor, or by contract, tax sharing agreement, tax indemnification agreement, or otherwise. Neither the Parent nor any Parent Subsidiary has filed a consent under Section 341(f) of the Code with respect to the Parent or any Parent Subsidiary. Neither the Parent nor any Parent Subsidiary has been a party to any distribution occurring during the two year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

(e)  The Parent has not taken, or agreed to take any action, and has no knowledge of any condition, that would prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code.

3.12  Environmental. Except for such matters that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect and except as set forth on Section 3.12 of the Parent Disclosure Letter:

(a)  To the knowledge of the Parent, there is no condition existing on any real property or other asset previously or currently owned, leased or operated by the Parent or any Parent Subsidiary or resulting from operations conducted thereon that would reasonably be expected to be subject to remediation obligations under Environmental Laws or give rise to any liability to the Parent or any Parent Subsidiary under Environmental Laws or constitute a violation of any Environmental Laws, and the Parent and all Parent Subsidiaries are otherwise in compliance, in all material respects, with all applicable Environmental Laws.

(b)  None of the Parent and the Parent Subsidiaries, no real property or other asset previously or currently owned, leased or operated by the Parent or any Parent Subsidiary, nor the operations previously or currently conducted thereon or in relation thereto by the Parent or any Parent Subsidiary, are, to the knowledge of the Parent, subject to any pending or threatened action, suit, investigation, inquiry or proceeding relating to any Environmental Laws by or before any court or other governmental authority.

(c)  The Parent has made available to Company all material site assessments, compliance audits, and other similar studies in its possession, custody or control and prepared since January 1, 2006 relating to (i) the environmental conditions on, under or about the properties or assets previously or currently owned, leased or operated by the Parent, or any predecessor in interest thereto and (ii) any Hazardous Substances used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by the Parent or any other Person on, under, about or from any real property or other assets previously or currently owned, leased or operated by the Parent;

(d)  The Parent has not received any communication, whether from a governmental authority, citizen’s group, employee or otherwise, alleging that it is liable under or not in compliance with any Environmental Law.

(e)  All material permits, notices and authorizations, if any, required under any Environmental Law to be obtained or filed in connection with the operation or use of any real property or other asset owned, leased or operated by the Parent or any Parent Subsidiary, including without limitation past or present treatment, storage, disposal or release of a Hazardous Substance or solid waste into the environment, have been duly obtained or filed, and the Parent is in compliance in all material respects with the terms and conditions of all such permits, notices and authorizations.

(f)  Hazardous Substances have not been released, disposed of or arranged to be disposed of by the Parent or any Parent Subsidiary, in violation of, or in a manner or to a location that would reasonably be expected to give rise to a material liability under, or cause the Parent to be subject to remediation obligations under, any Environmental Laws.

(g)  None of the Parent and the Parent Subsidiaries has assumed, contractually or, to the knowledge of the Parent, by operation of Law, any liabilities or obligations of third parties under any Environmental Laws, except in connection with the acquisition of assets or entities associated therewith.

(h)  Environmental Laws and Hazardous Substances have the meanings defined in Section 2.12(h).

3.13  Compliance with Laws. The Parent and the Parent Subsidiaries are in compliance in all material respects with any applicable Law that materially affects the business, properties or assets of the Parent and the Parent Subsidiaries, and no notice, charge, claim, action or assertion has been received by the Parent or any Parent Subsidiary or, to the Parent’s knowledge, has been filed, commenced or threatened against the Parent or any Parent Subsidiary alleging any such violation, nor do reasonable grounds for any of the foregoing exist, that would be reasonably likely to have a Parent Material Adverse Effect. All licenses, permits and approvals required under such Laws are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

3.14  Employment Matters. Neither the Parent nor any Parent Subsidiary: (i) is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Parent, is there, nor has there been in the last five years, a representation campaign respecting any of the employees of the Parent or any of the Parent Subsidiaries, and, to the knowledge of the Parent, there are no campaigns being conducted to solicit cards from employees of Parent or any of the Parent Subsidiaries to authorize representation by any labor organization; (ii) is a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices which would reasonably be expected to have a Parent Material Adverse Effect; or (iii) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Parent, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Parent or any of the Parent Subsidiaries which, with respect to any event described in this clause (iii), would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.15  Certain Contracts and Arrangements. Except as disclosed in the Parent SEC Reports or Section 3.15 of the Parent Disclosure Letter, neither the Parent nor any of the Parent Subsidiaries is a party to or bound by any agreement or other arrangement that limits or otherwise restricts the Parent or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Date, to the knowledge of the Parent, materially limit or restrict Subsidiary or the Surviving Parent or any of their subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in the minerals business in any significant geographic area, except for joint ventures, area of mutual interest agreements entered into in connection with prospect reviews (including such agreements with Enterra Energy Trust and Pinnacle Resources, Inc.) and similar arrangements entered into in the ordinary course of business. Neither the Parent nor any Parent Subsidiary is in breach or default under any contract filed or incorporated by reference as an exhibit to the Parent’s Annual Report on Form 10-K for the year ended December 31, 2005, or any agreements disclosed in or filed as exhibits to Forms 8-K filed from January 1, 2006 to the Effective Date, nor, to the knowledge of the Parent, is any other party to any such contract in breach or default thereunder, except such breach or default as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.16  Financial and Commodity Hedging. Neither the Parent nor any of the Parent Subsidiaries is a party to any hedging agreements or arrangements (including fixed price contracts, collars, swaps, caps, hedges and puts).

3.17  Properties. Except as set forth below, and except for property sold, used or otherwise disposed of since January 1, 2006 in the ordinary course of business, the Parent and the Parent Subsidiaries have good record and marketable title in fee simple (or, with respect to real property not owned, a valid leasehold interest in all real property (excluding water rights, as to which certain rights are held), to all interests in properties and assets reflected in the Parent SEC Reports filed prior to the date of this Agreement as owned by the Parent and the Parent Subsidiaries, free and clear of any Liens, other than liens for taxes not yet due and payable and mechanic’s, materialman’s, supplier’s, vendor’s or similar liens arising in the ordinary course of business securing amounts that are not delinquent. The preceding warranty is limited to such defects in title as could, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.18  Accounting Controls. The Parent has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Parent Board, that (a) all material transactions are executed in accordance with management’s general or specific authorization; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principals consistently applied with respect to any criteria applicable to such statements, (c) access to the material property and assets of the Parent is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

3.19  Intellectual Property. The Parent does not own any Intellectual Property.

ARTICLE 4
CONDUCT OF BUSINESS PENDING THE MERGER

4.1  Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Date, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld) or except in connection with the transactions contemplated by this Agreement:

(a)  Except as set forth in Section 4.1 of the Company Disclosure Letter, the businesses of the Company shall be conducted only in the ordinary and usual course of business (as qualified below) and consistent with past practices, and the Company shall use all reasonable efforts to maintain and preserve intact its business organization, to maintain beneficial business relationships and good will with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with it and keep available the services of its current key officers and employees. For all purposes of this Article 4, as applied to the Company or Parent or any of their subsidiaries, “ordinary and usual course of business” shall include a sale of uranium assets to sxr Uranium One and continuing the activities contemplated by the letter agreement with Kobex Resources Ltd. and the acquisition of mineral properties.

(b)  Without limiting the generality of the foregoing Section 4.1(a), except as set forth in Section 4.1 of the Company Disclosure Letter, the Company shall not directly or indirectly do any of the following:

(i)  other than as disclosed in or contemplated by the Company and Parent SEC filings, acquire, sell, encumber, lease, transfer or dispose of any assets, rights or securities that are material to the Company or terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement, in each case other than in the ordinary course of business consistent with past practice, or acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(ii)  amend or propose to amend its articles of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(iii)  split, combine or reclassify any outstanding shares of, or interests in, its capital stock;

(iv)  declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v)  redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any shares of its capital stock or any options, warrants or rights to acquire capital stock of the Company;

(vi)  issue, sell, pledge, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge or disposition or encumbrance by the Company shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof, other than issuances of common stock upon exercise of any Company Stock Options outstanding on the date hereof;

(vii)  modify the terms of any existing indebtedness for borrowed money or incur any indebtedness for borrowed money or issue any debt securities;

(viii)  assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, or make any loans or advances;

(ix)  authorize, recommend or propose any change in its capitalization;

(x)  take any action with respect to the grant of or increase in any severance or termination pay;

(xi)  adopt or establish any new employee benefit plan;

(xii)  settle or compromise any liability for taxes, other than in the ordinary course of business;

(xiii)  make or commit to make capital expenditures.;

(xiv)  make any material changes in tax accounting methods except as required by GAAP or applicable Law;

(xv)  other than in the ordinary course of business, pay or discharge any claims, liens or liabilities involving more than $25,000 individually or $50,000 in the aggregate, which are not reserved for on the balance sheet included in the Company Financial Statements;

(xvi)  write off any accounts or notes receivable except in the ordinary course of business;

(xvii)  knowingly take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Date, or that would materially impair the ability of the Company, Parent, Subsidiary or the holders of shares of Company Common Stock to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or

(xviii)  take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(xix)  enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing.

4.2  Conduct of Business of Parent. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Date or earlier termination of this Agreement, Parent without the prior written consent of the Company (which consent will not unreasonably be withheld), shall not:

(a)  adopt or propose to adopt any amendments to its constituent documents, and other than amendments which would not have a material adverse effect on the consummation of the transactions contemplated by this Agreement;

(b)  take any action that would or is reasonably likely to prevent or impede the Merger from qualifying as a reorganization described in Section 368(a) of the Code;

(c)  split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such;

(d)  adopt a plan of complete or partial liquidation or dissolution of Parent;

(e)  knowingly take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger not being satisfied, or would make any representation or warranty of Parent contained herein inaccurate in a manner that would be reasonably likely to have a Parent Material Adverse Effect at, or as of any time prior to, the Effective Date, or that would materially impair the ability of the Company and Parent to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or

(f)  take or agree in writing or otherwise to take any of the actions precluded by Sections 4.2(a) through 4.2(e).

ARTICLE 5
ADDITIONAL AGREEMENTS

5.1  Shareholders’ Meeting. The Company, acting through its board of directors, shall, in accordance with applicable Law and the Company’s articles of incorporation and bylaws, (i) duly call, give notice of, convene and hold a meeting of its shareholders as soon as practicable following the date hereof for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the “Shareholders’ Meeting”) and (ii) subject to its fiduciary duties under applicable Law after consultation with outside counsel, (A) include in the Proxy Statement/Prospectus (as defined in Section 2.7) the unanimous recommendation of the directors entitled to vote that the shareholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby and (B) use its reasonable best efforts to obtain the necessary approval and adoption of this Agreement and the transactions contemplated hereby by its shareholders.

Notwithstanding the Company’s failure to include the recommendation contemplated by clause (A) of the preceding sentence (in the circumstances permitted thereby), unless this Agreement shall have been terminated pursuant to Section 7.1, the Company shall submit this Agreement to its stockholders at the Shareholders’ Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation.

5.2  Registration Statement.

(a)  As soon as practicable following the date hereof, Parent shall prepare and file with the SEC a registration statement on S-4 to register under the Securities Act the issuance of the Parent Common Stock constituting the Merger Consideration pursuant to the Merger (the “S-4”). The Proxy Statement/Prospectus will be included as part of the S-4. Parent, the Company shall use their reasonable best efforts to have the S-4 declared effective under the ‘33 Act as promptly as practicable after such filing. Parent and the Company will cooperate with each other in the preparation of the S-4; without limiting the generality of the foregoing, Parent and the Company will furnish to each other the information relating to the party furnishing such information required to be included in the S-4, and Company and its counsel shall be given the opportunity to review and comment on the S-4 prior to filing with the SEC. Parent and the Company each agree to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the S-4. The Company will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the S-4 is declared effective under the ’33 Act. No representation, covenant or agreement is made by a party with respect to information supplied by the other party for inclusion in the S-4.

(b)  As soon as practicable after the date hereof, the Company and Parent shall promptly and properly prepare and file any other schedules, statements, reports, or other documents required under the ‘34 Act (if any) or any other federal or state securities Laws relating to the Merger and the transactions contemplated herein (the “Other Filings”). Each party shall notify the other promptly of the receipt by such party of any comments or requests for additional information from any governmental official with respect to any Other Filings made by such party and will supply the others with copies of all correspondence between such party and its representatives, on the one hand, and the appropriate government official, on the other hand, with respect to the Other Filings. Each of the Company and Parent shall use reasonable efforts to obtain and furnish the information required to be included in the S-4 and Other Filings and, after consultation with the other, to respond promptly to any comments made by any governmental official.

5.3  Employee Benefit Matters.

(a)  The Company has no employees but will pay its portion of Employee Benefit Plans, wages and other employee expenses that are accrued and payable at Closing for employees it shares with the Parent.

(b)  The Parent will assume liability under any Employee Benefit Plan for claims under Section 4980B of the Code with respect to M&A Qualified Beneficiaries, as defined under Section 54.4980B-9 of the Treasury Regulations or with respect to any applicable state group health plan continuation coverage statutes. However, if Section 4980B of the Code or an applicable state group health plan continuation coverage statute does not apply, the Parent agrees to provide continuation coverage that would otherwise comply with the terms of Section 4980B of the Code to any former employee of the Company and the Company Subsidiaries who meets the M&A Qualified Beneficiary definition set forth above under the Parent's Employee Benefit Plans.

5.4  Consents and Approvals. The Company and Parent shall cooperate to (a) promptly prepare and file all necessary documentation, (b) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (c) use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and (d) use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all other parties, as necessary or advisable to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Company and Parent or any of their respective subsidiaries is a party or by which any of them is bound; provided, however, that (i) no note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument shall be amended or modified to increase materially the amount payable thereunder or to be otherwise materially more burdensome to the Company in order to obtain any permit, consent, approval or authorization without first obtaining the written approval of Parent and (ii) without the prior consent of Parent, no such actions or things shall be done to the extent they would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (after giving effect to the Merger); and provided, further, that in the event of any action by or inquiry (formal or informal) of any governmental agency or third party related to or based upon matters associated with the Company’s representation in Section 2.25, Parent shall be entitled to take (or not take) any action it deems necessary or advisable in its sole, unfettered discretion, including that set forth in Section 7.1(e); provided, however, that Parent shall not take any affirmative action that would detrimentally affect the Company with respect to such matter. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case which appear in any filing (including, without limitation, the S-4) made in connection with the transactions under this Agreement. The Company and Parent agree that they will consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and governmental bodies.

5.5  Public Statements. The Company and Parent shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated herein and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or Nasdaq, and each party will use commercially reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as such other party may have, prior to such press release or other announcement.

5.6  Commercially Reasonable Best Efforts. Subject to the terms and conditions herein provided, the Company and Parent agree to use commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things commercially reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including but not limited to obtaining all consents, approvals and authorizations required for or in connection with the consummation by the parties hereto of the transactions contemplated by this Agreement, provided, however, that the parties shall not be required to contest any legislative, administrative or judicial action or seek to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement or pay any material amounts to obtain any consent, approval or authorization. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, that action shall be taken. In the event any litigation is commenced by any person involving the Company or Parent that relates to the transactions contemplated by this Agreement, including any other Takeover Proposal (as defined in Section 5.9(c)), the Company and Parent shall have the right, at its own expense, to participate therein.

5.7  Notification of Certain Matters. The Company and the Parent agree to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof through the Effective Date; and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.8  Access to Information; Confidentiality.

(a)  The Company shall, and shall cause the officers, directors, employees and agents of the Company to, afford the officers, employees and agents of Parent reasonable access at all reasonable times through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent all financial, operating and other data and information as Parent through its officers, employees or agents, may reasonably request. Parent shall have the right to make such due diligence investigations of Company as Parent shall deem reasonable. No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent pursuant to this Agreement.

(b)  Parent shall, and Parent shall cause officers of Parent to, afford the officers and directors of the Company complete access at all reasonable times from the date hereof through the Effective Date to its and its subsidiaries’ officers, properties, facilities, books, records and contracts and shall furnish the Company all financial, operating and other data and information as the Company through its officers, employees or agents, may reasonably request. The Company shall have the right to make such reasonable due diligence investigations as the Company shall deem necessary or reasonable. No additional investigations or disclosures shall affect Parent’s representations and warranties in, or limit or otherwise affect the remedies available to the Company pursuant to, this Agreement.

5.9  No Solicitation.

(a)  From the date hereof until termination or Closing of this Agreement, the Company agrees that it shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company, directly or indirectly, to (i) solicit, initiate, or encourage any inquiries relating to, or the submission of, any Takeover Proposal (defined below), (ii) approve or recommend any Takeover Proposal, accept any Takeover Proposal or enter into any letter of intent, agreement in principle or agreement with respect to any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that (x) nothing contained in subclauses (ii) or (iii) above shall prohibit the Company or its board of directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the ‘34 Act, provided that the board of directors of the Company shall not recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer unless the board of directors shall have determined in good faith, after consultation with its financial advisors and outside counsel, that failing to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the board of directors and that the relevant Takeover Proposal is a Superior Proposal (as defined below) and (y) prior to the Shareholders’ Meeting, if the Company receives an unsolicited bona fide written Takeover Proposal from a third party that the board of directors of the Company determines in good faith (after receiving the advice of a financial adviser of nationally or regionally recognized reputation) is reasonably likely to be a Superior Proposal, the Company and its representatives may conduct such discussions or provide such information as the board of directors of the Company shall determine, but only if, prior to such provision of information or conduct of such discussions, (A) such third party shall have entered into a confidentiality agreement, and (B) the board of directors of the Company determines in its good faith judgment, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties. The Company shall promptly notify Parent in the event it receives any Takeover Proposal, including the identity of the party submitting such proposal.

(b)  The Company shall promptly (but in no event later than 24 hours after receipt) notify Parent of the material terms, conditions and other aspects of any inquiries, proposals or offers with respect to, or which could reasonably be expected to lead to, a Takeover Proposal, and of any modifications or revisions to the terms of any Takeover Proposal.

(c)  For purposes of this Agreement, “Takeover Proposal” means any proposal or offer (whether or not in writing and whether or not delivered to the stockholders of the Company generally) for a merger or other business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving the Company or to acquire in any manner (including by tender or exchange offer), directly or indirectly, a 25% or more equity interest in, any voting securities of, or assets (including equity interests in other entities) of the Company having an aggregate value equal to 10% or more of the Company’s consolidated net asset value, other than the transactions contemplated by this Agreement. For purposes of this Agreement, “Superior Proposal” means any unsolicited bona fide written Takeover Proposal which (i) contemplates (A) a merger or other business combination, reorganization, share exchange, recapitalization, liquidation, dissolution, tender offer, exchange offer or similar transaction involving the Company as a result of which the Company’s stockholders prior to such transaction in the aggregate cease to own at least 20% of the voting securities of the ultimate parent entity resulting from such transaction, or (B) a sale, lease, exchange, transfer or other disposition (including, without limitation, a contribution to a joint venture) of at least 10% of the value of the net assets of the Company, taken as a whole, and (ii) is on terms which the board of directors of the Company determines (after consultation with its financial advisor and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (A) would, if consummated, result in a transaction that is more favorable to its stockholders from a financial point of view (in their capacities as such) than the transactions contemplated by this Agreement (including the terms of any proposal by Parent to modify the terms of the transactions contemplated by this Agreement), and (B) is reasonably likely to be financed and otherwise completed without undue delay.

(d)  The Company agrees that it will, and will cause its officers, employees, directors, agents and representatives to, immediately cease any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Takeover Proposal and will use its reasonable best efforts to cause any such parties (and its agents or advisors) in possession of confidential information regarding the Company that was furnished by or on behalf of the Company to return or destroy all such information. The Company shall use its reasonable best efforts to ensure that its officers, directors and representatives are aware of the provisions of this Section 5.9.

5.10  Section 16 Matters. Prior to the Effective Date of the Merger, Parent, Subsidiary and the Company shall take all such steps as may be required to cause any dispositions of capital stock of Parent and the Company (including derivative securities) or acquisitions of Parent Common Stock (including derivative securities) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the ‘34 Act with respect to Parent or the Company, to be exempt under Rule 16b-3 under the ‘34 Act.

5.11  Voting Agreement. The Company and Parent acknowledge and agree that Parent and those officers and directors of Parent who hold Company Common Stock, and the Company, have entered, or will enter, into a Voting Agreement providing that at the Shareholders’ Meeting, Parent (and those officers and directors of Parent who hold Company Common Stock) shall vote all of its and their Company Common Stock in the same manner (for, or against, the Merger) as voted by the holders of a majority of the shares of Company Common Stock not owned by Parent. The preceding is only a summary of the Voting Agreement.

5.12  Nasdaq Listing. Parent shall use its reasonable best efforts to cause the Total Merger Consideration to be issued in the Merger to be approved for listing on Nasdaq, prior to the Effective Date, subject to official notice of issuance.

5.13  Tax Treatment. The parties will cooperate with each other and use their respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), including (a) not taking any action that is reasonably likely to prevent the Intended Tax Treatment and (b) reporting the transaction in a manner consistent with the Intended Tax Treatment.

5.14  Indemnification. Parent agrees that, for a period of six years following the Effective Date, Parent shall defend, protect, indemnify and hold harmless each of the Company’s officers and directors (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith, including threatened actions, causes of action, suits or claims, hereafter an “Action” (irrespective of whether any such Indemnitee is a party to such action or other proceeding for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (c) any Action brought or made against such Indemnitee arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto. To the extent that the foregoing indemnification may be unenforceable for any reason, including but not limited to policies of the SEC, Parent shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under law. The obligations of the parties to indemnify or make contribution under this Section 5.14 shall survive termination.

ARTICLE 6
CONDITIONS

6.1  Conditions to the Obligation of Each Party to Effect the Merger. The obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)  this Agreement shall have been adopted by the requisite vote of the stockholders of the Company, as required by the CBCA and the Company’s articles of incorporation and bylaws;

(b)  no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that would make the Merger illegal or otherwise prevent the consummation of the Merger provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 5.6 and, in addition, shall use commercially reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement;

(c)  The Merger Consideration to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance; and

(d)  The S-4 shall have been declared effective by the SEC under the ‘33 Act. No stop order suspending the effectiveness of the S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

6.2  Additional Conditions to the Obligations of Parent. The obligations of Parent to effect the Merger shall be subject to fulfillment at or prior to the Effective Date of the following additional conditions:

(a)  Each representation or warranty of the Company shall be true and correct except for circumstances which, when considered individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, in each case as if such representations and warranties were made at the date of this Agreement and as of the Closing Date (other than to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such date and provided that any representation or warranty that is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects). There shall not have been a breach in any respect by the Company of any covenant or agreement set forth in this Agreement which breach shall not have been remedied within 20 days (or by the Outside Date (as defined below), if sooner) of written notice specifying such breach in reasonable detail and demanding that same be remedied (except where such failure to be true and correct or such breach, taken together with all other such failures and breaches, would not have a Company Material Adverse Effect);

(b)  There shall not be any pending suit, action, investigation or proceeding brought by any governmental authority before any court (domestic or foreign) or any action taken, or any statute, rule, regulation, decree, order or injunction promulgated, enacted, entered into or enforced by any state, federal or foreign government or governmental agency or authority or by any court (domestic or foreign) that would reasonably be expected to have the effect of: (i) making illegal or otherwise restraining or prohibiting the consummation of the Merger or materially delaying the Merger; or (ii) prohibiting or materially limiting the ownership or operation by the Company or Parent or any of their subsidiaries or their properties, or compelling Parent or any of Parent’s subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and any of its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the transactions contemplated herein;

(c)  There shall not have occurred and continue to exist any event that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect (other than matters set forth in the Company Disclosure Letter).

(d)  Parent shall have received the written opinion from Steve Conrad, dated as of the Effective Date, which shall be based on such written representations from Parent, the Company and others as such person may reasonably request, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

6.3  Additional Conditions to the Obligation of the Company. The obligations of the Company to effect the Merger shall be subject to fulfillment at or prior to the Effective Date of the following additional conditions:

(a)  Each representation or warranty of Parent and Parent Subsidiaries shall be true and correct except for circumstances which, when considered individually or in the aggregate, have not had or would not reasonably be expected to have a Parent Material Adverse Effect, in each case as if such representations and warranties were made at the date of this Agreement and as of the Closing Date (other than to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such date and provided that any representation or warranty that is qualified by materiality or Parent Material Adverse Effect shall be true and correct in all respects). There shall not have been a breach in any respect by Parent and Subsidiary of any covenant or agreement set forth herein which breach shall not have been remedied within 10 days (or by the Outside Date, if sooner) of written notice specifying such breach in reasonable detail and demanding that same be remedied (except where such failure to be true and correct or such breach, taken together with all other such failures and breaches, would not have a Parent Material Adverse Effect); or

(b)  There shall not be any pending suit, action, investigation or proceeding brought by any governmental authority before any court (domestic or foreign) or any action taken, or any statute, rule, regulation, decree, order or injunction promulgated, enacted, entered into or enforced by any state, federal or foreign government or governmental agency or authority or by any court (domestic or foreign) that would reasonably be expected to have the effect of making illegal or otherwise restraining or prohibiting the consummation of the Merger or materially delaying the Merger.

(c)  The Company shall have received a legal opinion dated the Effective Date from the Law Office of Stephen E. Rounds as counsel to Parent, in a form previously reviewed by and reasonably satisfactory to the Company.

(d)  The Company shall have received the written opinion from Steve Conrad provided for in Section 6.2(d) to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

(e)  There shall not have occurred and continue to exist any event that individually or in the aggregate would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1  Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date notwithstanding approval thereof by the stockholders of the Company:

(a)  by mutual written consent of Parent and the Company;

(b)  by Parent, at its sole election, without the consent of the Company, if the holders of more than 200,000 shares of Company Common Stock (3% of the Company Common Stock not held by Parent) properly give notice to Parent under, and otherwise satisfy the requirements of, section 7-113-202 of the CBCA.

(c)  by Parent or the Company if the consummation of the Merger shall not have occurred on or before July 31, 2007 (the “Outside Date”), unless mutually extended beyond such date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur on or before such date; provided further that such time periods shall be tolled for any period during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(d)  by Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling each of the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(e)  by Parent if:

(i)  the Company Board (or any committee thereof) shall have withdrawn, modified or amended in any manner adverse to Parent its approval of or recommendation in favor of the Merger or shall have recommended or approved a Takeover Proposal or shall have resolved to do any of the foregoing;

(ii)  the Company shall have breached Section 5.9 in any material respect;

(iii)  prior to the Effective Date there shall be a breach of any representation, warranty, covenant or agreement of the Company in this Agreement such that the conditions set forth in Section 6.2(a) are not capable of being satisfied on or before the Outside Date; provided that Parent may not terminate this Agreement pursuant to this clause (iii) if Parent is in material breach of this Agreement; or

(iv)  prior to the Effective Date any governmental agency or third party shall have taken any action or commenced any inquiry related to or based upon matters associated with the Company’s representation in Section 2.25, and such matter has not been resolved prior to the Outside Date to the Parent’s satisfaction in its sole, unfettered discretion.

(f)  by the Company if, prior to the Effective Date there shall be a breach of any representation, warranty, covenant or agreement of Parent in this Agreement such that the conditions set forth in Section 6.3(a) are not capable of being satisfied on or before the Outside Date; provided that the Company may not terminate this Agreement pursuant to this clause (f) if the Company is in material breach of this Agreement; or

(g)  by Parent or the Company if the vote of the Company’s stockholders taken at a duly convened stockholders meeting shall not have been sufficient to approve the Merger; or

(h)  by Parent or the Company if the ratio of the closing stock price of the Common Stock to the closing stock price of the Parent Common Stock is 20% greater or less than the Exchange Ratio for two (2) or more consecutive trading days, even if the Merger has been approved by the holders of a majority of the minority shares of Company Common Stock.

7.2  Effect of Termination. Upon the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void except as set forth in Section 7.3 (which shall be the sole remedy), which shall survive such termination.

7.3  Fees and Expenses.

(a)  If Parent terminates this Agreement pursuant to Section 7.1(e)(i), or (ii), then in each case the Company shall pay, or cause to be paid, to Parent, as promptly as is reasonably practicable (but in no event later than two business days) following the date of termination an amount (“Termination Fee”) equal to 50% of the legal and financial advisory fees incurred by the Parent. In addition, if (i)(x) this Agreement is terminated pursuant to Section 7.1(c) (by the Company), or 7.1(g) (by Parent or the Company), (y) prior to such termination a Takeover Proposal has been publicly announced, disclosed or communicated and (z) on the date of such termination, Parent is not in material breach of this Agreement and (ii) within 12 months after such termination the Company shall consummate or enter into an agreement with the proponent of such Takeover Proposal or an affiliate of such proponent, then the Company shall pay the Termination Fee concurrently with the earlier of entering into any such agreement or consummating such transaction.

(b)  If Parent terminates this Agreement pursuant to Section 7.1(b), Parent shall reimburse the Company 100% of the Company’s legal and advisory fees.

(c)  If the Company terminates this Agreement pursuant to Section 7.1(e) following the intentional breach by Parent of its obligation to consummate the Merger following the fulfillment of each of the conditions to its obligations as set forth in Sections 6.1 and 6.2 above, then Parent shall pay, or cause to be paid, to the Company, as promptly as is reasonably practicable (but in no event later than two business days) after the date of termination, the Termination Fee.

(d)  If Parent terminates this Agreement pursuant to Section 7.1(d)(iii) following the intentional breach by the Company of its obligation to consummate the Merger following the fulfillment of each of the conditions to its obligations as set forth in Sections 6.1 and 6.3 above, then the Company shall pay, or cause to be paid, to Parent, as promptly as is reasonably practicable (but in no event later than two business days) after the date of termination, the Termination Fee.

(e)  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, that if this Agreement is terminated by Parent pursuant to Section 7.1(d)(iv), the Company shall reimburse Parent for all reasonable out-of-pocket fees and expenses incurred by Parent (including the fees and expenses of its counsel and financial advisor) in connection with this Agreement and the transactions contemplated hereby, and provided further that if this Agreement is terminated by the Company pursuant to Section 7.1(e), Parent shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company (including the fees and expenses of its counsel and financial advisor) in connection with this Agreement and the transactions contemplated hereby, provided, however, that this Section 7.3(d) shall not be applicable in the event a payment is made pursuant to Section 7.3(b) or (c).

7.4  Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the transactions contemplated herein by the respective boards of directors or stockholders of the parties hereto; provided, however, that after any such approval by the stockholders, no amendment which under applicable Law may not be made without stockholder approval shall be made without such stockholder approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.5  Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Date by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 8
GENERAL PROVISIONS

8.1  Notices. All notices and other com-munications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by recognized overnight courier or sent by telecopier to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)  if to the Company:
Crested Corp.
877 N. 8th W.
Riverton, Wyoming 82501
Attn: Harold F. Herron and Steve Youngbauer
Fax 307.857.3050
with a copy to:

Davis Graham & Stubbs
Attn: Scot Anderson
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Fax 303.893.1379

(b)  if to Parent:
U.S. Energy Corp.
877 N. 8th W.
Riverton, Wyoming 82501
Attn: Keith G. Larsen and Steve Youngbauer
Fax 307.857.3050

with a copy to:

The Law Office of Stephen E. Rounds
1544 York Street, Suite 110
Denver, Colorado 80206
Fax 303.377.0231

Notice so given shall (in the case of notice so given by mail) be deemed to be given when received and (in the case of notice so given by cable, telegram, telecopier, telex or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

8.2  Representations and Warranties. The representations and warranties contained in this Agreement shall not survive the Merger.

8.3  Governing Law; Waiver of Jury Trial.

(a)  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WYOMING (except as to matters of corporate statutory law applicable to the Company, which law shall be the CBCA) REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. ALL MATERS WILL BE TRIED BEFORE EITHER A WYOMING COURT OF LAW OR A FEDERAL COURT OF LAW LOCATED WITHIN WYOMING.

(b)  NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE OR SUCCESSOR OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

8.4  Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement. If any party hereto elects to execute and deliver a counterpart signature page by means of facsimile transmission, it shall deliver an original of such counterpart to each of the other parties hereto within ten days of the date hereof, but in no event will the failure to do so affect in any way the validity of the facsimile signature or its delivery.

8.5  Assignment; No Third Party Beneficiaries.

(a)  This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b)  Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof except as provided in Section 5.14.

8.6  Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

8.7  Entire Agreement. This Agreement (and the Voting Agreement) contain (and as to matters covered by the Voting Agreement, will contain) all of the terms of the understandings of the parties hereto with respect to the subject matters hereof and thereof.

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IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed as of the date first written above.

U.S. ENERGY CORP.

By: /s/ Keith G. Larsen
Name: Keith G. Larsen
Title: Chief Executive Officer

CRESTED CORP.

By: /s/ Harold F. Herron
Name: Harold F. Herron
Title: President

[AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE]